Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FOURTH QUARTER & FULL YEAR 2021 RESULTS

ANNOUNCES SHARE REPURCHASE PLAN

Newport Beach, CA – March 8, 2022 – American Vanguard Corporation (NYSE: AVD) today announced preliminary, unaudited financial results for the fourth quarter and full year ended December 31, 2021.

Fiscal 2021 Fourth Quarter Financial Highlights – versus Fiscal 2020 Fourth Quarter:

•	Net sales were $159 million in 2021, compared to $141 million in 2020

•	Operating income was $9.4 million in 2021, compared to $10.1 million in 2020

•	EBITDA[1] of $14.8 million in 2021, compared to $17.1 million in 2020

•	Both operating income and EBITDA from 2020 benefited from a one-time gain of $4.6 million due to bargain purchase accounting

Fiscal 2021 Full Year Financial Highlights – versus Fiscal 2020 Full Year:

•	Net sales were $557 million in 2021, compared to $459 million in 2020

•	Operating income was $30.9 million in 2021, compared to $22.9 million in 2020

•	Net income was $18.6 million* in 2021, compared to $15.2 million in 2020

•	Earnings per diluted share of $0.61* in 2021, compared to $0.51 in 2020

•	EBITDA[1] of $56.8 million in 2021, compared to $47.5 million in 2020

*

Net income and earnings per share for the full year period include the impact of a $3.3 million, one-time, non-cash charge relating to tax reserves (for net operating loss carryforwards) from the Company’s operations in Brazil. These NOLs may be taken as credits in future reporting periods subject to sufficient profitability from those operations.

With respect to the Company’s financial performance, CEO and Chairman, Eric G. Wintemute stated: “2021 proved to be a very successful year for AVD despite continuing challenges posed by COVID-19, supply chain disruptions and inflation. On an annual basis, our net sales increased by 21%, operating income was up about 35%, EBITDA rose 20% and, but for the one-time, non-cash charge (which could potentially be reversed over time), our net income would have risen 44% and generated EPS of $0.72.

“The Company adapted to restrictive public health protocols, varying degrees of customer access limitations, and remote work processes in many operational and administrative functions. Throughout the year, we kept AMVAC manufacturing facilities fully functioning and sustained strong profit margins with price increases to offset inflationary costs. In addition, we strengthened our balance sheet, reduced inventory, increased net cash from operations, reduced debt and improved availability under our credit facility.”

[1]

Earnings before interest, taxes, depreciation, and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.

Mr. Wintemute continued: “2021 results were driven by every part of our business. Our U.S. Crop business benefited from economic reopening and high crop commodity prices which resulted in strong demand for our products in corn, soybeans, cotton, potatoes, and many fruits and vegetables. The U.S. Non-Crop business experienced significant demand in mosquito control, commercial pest applications, horticulture/ornamental products and Envance Technologies’ licensing for consumer products. In addition, our International business saw expanded presence in Australia, increased penetration of our biological offerings and solid performance from our Central and South American groups.”

Mr. Wintemute concluded: “Looking forward, we believe that our Company is situated well in both domestic and international markets. We are currently optimistic about the prospects for 8-11% revenue growth in 2022 and are targeting gross profit margins to remain strong (38 to 40% of net sales), net income to increase by 60-70% and operating expenses to be between 31% and 33% of net sales. On a very solid core business foundation, we will continue to develop our key strategic growth initiatives in Green Solutions and SIMPAS/Ultimus technologies. We look forward to giving you a more detailed presentation during our upcoming earnings call.”

In addition, the Company announced that its board of directors has approved a program for the repurchase of up to one million shares of common stock within the requirements of Exchange Act Rule 10b-18 over the course of the next year. With respect to the repurchase program, Mr. Wintemute stated, “This authorization reflects the strong confidence that our board places in the company’s long-term success. This program also serves, in part, to offset the expansion of outstanding shares resulting from equity awards that we make to our workforce.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele, EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results and strategic themes…at 4:30 pm ET on March 8, 2022. Interested parties may participate in the call by dialing 201-493-6744. Please call in 10 minutes before the call is scheduled to begin and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	the Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac-chemical.com	Lcati@equityny.com

CONSOLIDATED BALANCE SHEETS

December 31, 2021 and 2020

(In thousands, except share data)

(Unaudited)

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$16,285	$15,923
Receivables:
Trade, net of allowance for doubtful accounts of $3,938 and $3,297, respectively	149,326	130,029
Other	9,595	6,969

Total receivables, net	158,921	136,998

Inventories, net	154,306	163,784
Prepaid expenses	12,488	10,499
Income taxes receivable	—	3,046

Total current assets	342,000	330,250
Property, plant and equipment, net	66,111	65,382
Operating lease right-of-use assets	25,386	12,198
Intangible assets, net of amortization	197,841	197,514
Goodwill	46,260	52,108
Other assets	16,292	20,077
Deferred income tax assets, net	270	2,764

Total assets	$694,160	$680,293

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of other liabilities	$802	$2,647
Accounts payable	67,140	59,253
Deferred revenue	63,064	43,611
Accrued program costs	63,245	45,441
Accrued expenses and other payables	20,745	16,184
Income taxes payable	3,006	—
Operating lease liabilities, current	5,059	4,188

Total current liabilities	223,061	171,324
Long-term debt, net of deferred loan fees	52,240	107,442
Other liabilities, excluding current installments	5,335	9,054
Operating lease liabilities, long-term	20,780	8,177
Deferred income tax liabilities, net	20,006	23,560

Total liabilities	321,422	319,557

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 34,248,218 shares in 2021 and 33,922,433 shares in 2020	3,426	3,394
Additional paid-in capital	101,450	96,642
Accumulated other comprehensive loss	(13,784)	(9,322)
Retained earnings	304,385	288,182

	395,477	378,896
Less treasury stock at cost, 3,361,040 shares in 2021 and 3,061,040 in 2020	(22,739)	(18,160)

Total stockholders’ equity	372,738	360,736

Total liabilities and stockholders’ equity	$694,160	$680,293

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2021, 2020 and 2019

(In thousands, except per share data)

(Unaudited)

	2021	2020	2019
Net sales	$556,872	$458,704	$468,186
Cost of sales	(343,629)	(286,114)	(290,832)

Gross profit	213,243	172,590	177,354
Operating expenses	(182,468)	(154,339)	(151,133)
Bargain purchase gain on business acquisition	171	4,657	—

Operating income	30,946	22,908	26,221
Change in fair value of equity investments, net	(790)	717	—
Other income	672	—	—
Interest expense, net	(3,687)	(5,178)	(7,209)

Income before provision for income taxes and loss on equity method investment	27,141	18,447	19,012
Provision for income taxes	(8,166)	(3,080)	(5,202)

Income before loss on equity method investment	18,975	15,367	13,810
Less loss from equity method investment	(388)	(125)	(209)

Net income	$18,587	$15,242	$13,601

Earnings per common share—basic	$0.62	$0.52	$0.47

Earnings per common share—assuming dilution	$0.61	$0.51	$0.46

Weighted average shares outstanding—basic	29,811	29,450	29,030

Weighted average shares outstanding—assuming dilution	30,410	29,993	29,656

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

ANALYSIS OF SALES

For the years and quarters ended December 31, 2021 and 2020

(Unaudited)

	For the quarters ended December 31,		For the years ended December 31,
	2021	2020	2021	2020
Net sales:
U.S. crop	$78,034	$68,402	$263,632	$211,357
U.S. non-crop	19,588	16,811	78,605	60,367

Total U.S.	97,622	85,213	342,237	271,724
International	61,187	55,535	214,635	186,980

Total net sales	$158,809	$140,748	$556,872	$458,704

Gross profit:
U.S. crop	$31,828	$27,175	$109,568	$92,723
U.S. non-crop	8,823	6,736	37,443	27,842

Total U.S.	40,651	33,911	147,011	120,565
International	18,258	16,727	66,232	52,025

Total gross profit	$58,909	$50,638	$213,243	$172,590

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2021, 2020 and 2019

(In thousands)

(Unaudited)

	2021	2020	2019
Increase cash
Cash flows from operating activities:
Net income	$18,587	$15,242	$13,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment and intangible assets	22,229	19,902	18,643
Loss on disposal of property, plant and equipment	194	119	—
Amortization of other long-term assets	3,943	3,947	3,983
Accretion of discounted liabilities	(8)	9	72
Amortization of deferred loan fees	367	300	224
Provision for bad debts	649	1,002	1,035
Loan principal and interest forgiveness	(672)	—	—
Fair value adjustment of contingent consideration	758	250	(4,120)
Decrease in environmental liability	(167)	(1,155)	—
Stock-based compensation	6,880	6,561	7,160
Increase (decrease) in deferred income taxes	(1,133)	969	2,616
Changes in liabilities for uncertain tax positions or unrecognized tax benefits	(1,783)	(2,092)	263
Change in equity investment fair value	790	(717)	—
Loss from equity method investment	388	125	209
Bargain purchase gain	(171)	(4,657)	—
Net foreign currency adjustment	(225)	126	275
Changes in assets and liabilities associated with operations, net of business combinations:
(Increase) decrease in net receivables	(24,347)	15,407	(11,513)
Decrease in inventories	8,130	7,421	3,817
(Increase) decrease in income tax receivable, net	6,051	(287)	(6,855)
(Increase) decrease in prepaid expenses and other assets	(3,354)	140	(876)
Increase in net operating lease liability	286	18	149
Increase (decrease) in accounts payable	8,783	(8,199)	(7,912)
Increase (decrease) in deferred revenue	19,280	36,803	(13,355)
Increase (decrease) in accrued program costs	17,877	(2,517)	5,797
Increase (decrease) in other payables and accrued expenses	3,986	1,607	(3,600)

Net cash provided by operating activities	87,318	90,324	9,613

Cash flows from investing activities:
Capital expenditures	(9,518)	(11,249)	(12,985)
Acquisitions of businesses and product lines	(10,000)	(19,342)	(37,972)
Intangible assets	(524)	(4,014)	(3,880)
Investment	—	(1,190)	—

Net cash used in investing activities	(20,042)	(35,795)	(54,837)

Cash flows from financing activities:
Net (payments) borrowings under line of credit agreement	(55,569)	(41,624)	51,900
Payment of contingent consideration	(1,301)	(1,227)	(850)
Net receipt from the issuance of common stock under ESPP	743	721	716
Net receipt from the exercise of stock options	172	1,603	680
Net payment from common stock purchased for tax withholding	(2,955)	(2,745)	(1,113)
Repurchase of common stock	(4,579)	—	(2,604)
Payment of cash dividends	(2,382)	(1,168)	(2,323)

Net cash (used in) provided by financing activities	(65,871)	(44,440)	46,406

Net increase in cash and cash equivalents	1,405	10,089	1,182
Effect of exchange rate changes on cash and cash equivalents	(1,043)	(747)	(769)
Cash and cash equivalents at beginning of year	15,923	6,581	6,168

Cash and cash equivalents at end of year	$16,285	$15,923	$6,581

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA

Quarters ended December 31, 2021 and 2020

(Unaudited)

	2021	2020
Net income attributable to American Vanguard	$4,874	$7,908
Provision for income taxes	2,842	1,396
Interest expense, net	766	1,374
Depreciation and amortization	6,340	6,418

EBITDA[2]	$14,822	$17,096

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA

Years ended December 31, 2021 and 2020

(Unaudited)

	2021	2020
Net income attributable to American Vanguard	$18,587	$15,242
Provision for income taxes	8,166	3,080
Interest expense, net	3,687	5,178
Depreciation and amortization	26,366	23,968

EBITDA [2]	$56,806	$47,468

[2]

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.